NON-EMPLOYEE DIRECTOR COMPENSATION

Annual Cash Compensation

The annual cash compensation payable to non-employee directors of Nuvation Bio Inc., or Nuvation Bio, in effect as of May 2021 when Nuvation Bio’s board of directors approved the terms of a new non-employee director compensation policy, is as follows:

Retainer	Amount
Board Member Compensation
Board Member	$40,000
Chair of the Board (additional retainer)	$30,000
Additional Committee Chair Compensation
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$8,000
Additional Committee Member (non-Chair) Compensation
Audit Committee	$7,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$4,000

Equity Compensation

In addition, each non-employee director who joins Nuvation Bio’s board of directors receives an option to purchase shares of Nuvation Bio Class A common stock having a grant-date fair value of $650,000, vesting over three years of service, and each continuing non-employee director receives an annual option to purchase shares of Nuvation Bio Class A common stock having a grant-date fair value of $325,000, vesting over one year of service.